UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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ARROW ELECTRONICS, INC.
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April 23, 2020

RE:      Arrow Electronics, Inc.

Proxy Statement for 2020 Annual Meeting of Shareholders to be held on Wednesday, May 13, 2020 (the “2020 Annual Meeting”)

Dear Shareholder:

On April 1, 2020, Arrow Electronics, Inc. (“we,” “our,” “Arrow” or the “Company”) filed our definitive Proxy Statement (the “Proxy Statement”) for our upcoming 2020 Annual Meeting. In connection with the 2020 Annual Meeting, we have asked that our shareholders approve, on an advisory basis, the compensation of our named executive officers (“NEOs”), as described in the Proxy Statement (the “say-on-pay proposal”).

On April 19, 2020, Glass Lewis, a proxy advisory firm, issued voting recommendations relating to our 2020 Annual Meeting. While Glass Lewis recommended in favor of each of our director nominees, Glass Lewis recommended that shareholders vote “AGAINST” the say-on-pay proposal. This letter constitutes a Report Feedback Statement in response to Glass Lewis’ recommendations and is intended to clarify certain aspects of our executive compensation program, provide supplemental information to the Proxy Statement and reiterate the Board of Director’s recommendation that our shareholders vote “FOR” the Company’s say-on-pay proposal at the upcoming 2020 Annual Meeting.

Arrow’s executive compensation program is submitted to an advisory vote of our shareholders annually. During the last five years, our say-on-pay proposal has consistently received very strong support at each Annual Meeting. Based on the high level of approval received from shareholders and the Compensation Committee’s determination that the Company’s existing programs were operating properly, the Company made no significant changes to its executive compensation program in 2019.

Glass Lewis recommended in favor of our annual say-on-pay proposal in 2019. After reviewing Glass Lewis’ recommendation for the 2020 Annual Meeting, we believe that the only substantive issue raised this year that was different than last year related to a one-time onboarding grant made to our new Chief Legal Officer in 2019. We have addressed this and certain other elements of our executive compensation program below.

Glass Lewis Concern:         Sign-On Payment

Performance Period of Long-Term Awards

Glass Lewis identified that the one-time onboarding grant made to Lily Hughes, who was appointed Senior Vice President and Chief Legal Officer of Arrow effective July 1, 2019, was substantial and included a performance measurement period of less than three years.

In connection with Ms. Hughes’ appointment, she received a one-time onboarding grant of restricted stock units (“RSUs”) valued at $2,000,067 (27,771 RSUs) that will vest equally over two years from the grant date and will be forfeited if Ms. Hughes retires or resigns prior to each vest date.

This grant was intended to offset a portion of Ms. Hughes’ outstanding unvested equity awards from her previous employer that she forfeited to join Arrow. Specifically, Ms. Hughes had to forfeit equity awards worth over $3 million, including over $1 million that was not offset by the Company. Rather than providing Ms. Hughes with a substantial cash signing bonus to offset these forfeitures, the Compensation Committee felt it was important to align this compensation with shareholder interests. We analyze all onboarding grants on a case-by-case basis and do not currently intend to make any future grants of this nature to Ms. Hughes or any of our other NEOs identified in the Proxy Statement.

Glass Lewis Concern:          Relationship of Pay and Performance

Glass Lewis identified a potential disconnect between pay and performance, with some deficit between performance ranking relative to executive pay levels among peers.

Arrow believes that its pay for performance model is sound and appropriate based on an analysis of the Company’s peer group identified in the Proxy Statement and the financial metrics that the Compensation Committee believes support long-term total shareholder return, as well as the Company’s strategies and business model.

The peer group used by Glass Lewis for 2019 differs significantly from our identified peer group. Notably, Glass Lewis changed its peer group methodology in 2019, which resulted in a significant change to the peer group that Glass Lewis used previously to assess Arrow’s pay and performance. The Glass Lewis peer group revenues are not aligned with Arrow’s. There is a significant discrepancy with respect to median revenue and market capitalization to revenue ratio. Notably, Arrow’s market capitalization to revenue ratio is 24%, whereas the new peer group median ratio is 307%. We believe that this indicates that the new peer group includes companies with substantially different business models than Arrow, many of which likely enjoy recurring revenue streams, unlike Arrow. We believe Glass Lewis should review and update its peer group to reflect a smaller group of peers that have a closer link to Arrow’s business model.

Glass Lewis Concern:          Clawback Policy

The Securities and Exchange Commission (the “SEC”) has been mandated to promulgate a clawback policy and the Company will abide by the regulations when they are passed. The Company has not adopted a policy to date because there is a lack of clarity as to what requirements will be established by the SEC. There are various forms of clawback policies that have been adopted by issuers and it is the Company’s position that it does not want to adopt a policy that must later be changed based on the final SEC rule.

Glass Lewis Concern:          Similar metrics used under STIP and LTIP

The Company uses earnings per share (“EPS”) in its annual and long-term incentive plans.

With respect to annual incentives, the achievement is based on a specific range of attainment for a specific year. Further, each NEO has strategic goals imbedded in the annual incentive plan. The Committee believes these goals are critical to Arrow’s success and provide a balance to Arrow’s EPS performance.

With respect to long-term incentives, the performance measure for Arrow’s performance stock unit is a far more complex model using a number of variables in addition to EPS. The EPS metric is not based on the attainment of a specific range in any given year. Instead, it is based on the growth of EPS over a number of years as compared to our peer group. Further, Arrow also incorporates the Company’s three-year average Return on Invested Capital (“ROIC”) in excess of the Company’s three-year Weighted Average Cost of Capital (“WACC”). The weighting of the excess ROIC metric (ROIC less WACC) at 40% reflects the importance of this metric in driving long-term shareholder value.

The Compensation Committee discusses metric selection on a regular basis. The Committee believes that a focus on EPS – both short and long-term – has and will continue to result in shareholder value creation over time. Further, the use of EPS in both the annual and long-term plans allows Arrow to create strong line-of-sight making goal setting and the discussion of performance against goals meaningful. Arrow believes that a greater focus on EPS is in the best interests of shareholders. Further, Arrow does not believe that substituting total shareholder return (“TSR”) for EPS or including TSR in addition to EPS as an incentive plan metric supports a pay-for-performance environment, since TSR can lag and/or lead a company’s financial and operational performance for extended periods of time. In these models, the pay-for-performance relationship can get distorted.

* * * * * * * * * *

In accordance with the foregoing, we reiterate the Board of Directors’ recommendation that our shareholders vote “FOR” the approval of the say-on-pay proposal. We remind our shareholders that they can cast their vote in person at the 2020 Annual Meeting, online by following the instructions on either the proxy card or the Notice, by telephone, or, if they received paper copies of our proxy materials, by mailing the proxy card in the postage-paid return envelope.

If you have any questions with respect to the foregoing or the 2020 Annual Meeting generally, you may contact the Company’s Investor Relations Department either by mail at 9201 East Dry Creek Road, Centennial, Colorado 80112, by telephone at 303-824-4544, or by email at investor@arrow.com.

We thank Glass Lewis for the opportunity to respond.

Sincerely yours,

/s/ Gretchen Zech

Gretchen Zech
Senior Vice President and
Chief Human Resources Officer

Important Information

The Company has filed the Proxy Statement with the SEC and has furnished the Proxy Statement to its shareholders in connection with the solicitation of proxies for the 2020 Annual Meeting. The Company advises its shareholders to read the Proxy Statement relating to the 2020 Annual Meeting, as amended and supplemented by this Report Feedback Statement, because it contains important information. Shareholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.